Exhibit 10.1

Stock Incentive Plan

20    Performance Share Award Agreement

Ingredion Incorporated

            , 20

Ingredion Incorporated

Stock Incentive Plan

Performance Share Award Agreement

You have been selected to be a participant in the Ingredion Incorporated Stock Incentive Plan (the “Plan”), as specified below:

Performance Period:	, 20 to , 20

Performance Measure:	Relative Total Shareholder Return

THIS AGREEMENT (the “Agreement”) effective as of             , 20    , represents the grant of Performance Shares (the “Award”) by Ingredion Incorporated, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

Article 1. Performance Period

The Performance Period commences on             , 20     and ends on             , 20    .

Article 2. Value of Performance Shares

Each Performance Share shall represent and have a value equal to one share of Common Stock as detailed herein.

Article 3. Performance Shares and Achievement of Relative Total Shareholder Return

(a)	The number of Performance Shares to be earned under this Agreement shall be based upon the achievement of the Company’s preestablished Relative Total Shareholder Return (“TSR”) percentile ranking performance as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period, based on the following chart:

Total Shareholder Return

TSR Percentile Ranking Goal	Percent of Target Performance Share Award Earned
≥ th	200% (maximum)
th	150%
th	100% (target)
th	75%
th	50% (threshold)
< th	0%

Interpolation shall be used to determine the percentile rank in the event the Company’s TSR Percentile Rank does not fall directly on one of the ranks listed in the above chart.

(b)	For this purpose, TSR shall be determined as follows:

TSR	=	Change in Stock Price + Dividends Paid Beginning Stock Price

(i)	Beginning Stock Price shall mean the average of the Daily Averages for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii)	Ending Stock Price shall mean the average of Daily Averages for each of the last twenty (20) trading days of the Performance Period;

(iii)	Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and

(iv)	Dividends Paid shall mean the total of all dividends paid on one (1) share of Common Stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

(v)	Daily Average shall mean the average of the high and low stock price on the applicable stock exchange of one share of Common Stock for a particular trading day.

(c)	Following the TSR determination, the Company’s Percentile Rank against the “Peer Group” shall be determined. Once the Company’s Percentile Rank is determined, the Performance Shares to be awarded shall then be determined based on the chart in Article 3(a).

(d)	“Peer Group” shall mean the companies listed below, categorized by industry. If two companies in the Peer Group merge, or one is acquired, the new company will be included in the Peer Group. If a company merges with a company not in the Peer Group, the company will be removed and its TSR will not be included as part of the Peer Group.

Agrium Inc.

Albemarle Corporation

Archer Daniels Midland Company

Bemis Company, Inc.

Crown Holdings Incorporated

E.I. du Pont de Nemours and Company

Ecolab, Inc.

FMC Corporation

W. R. Grace and Company

Huntsman Corporation

Innophos Holdings, Inc.

International Flavors & Fragrances Inc.

Kerry Group plc

MeadWestvaco Corporation

The Mosaic Company

Potash Corporation of Saskatchewan Inc.

Sealed Air Corporation

Sensient Technologies Corporation

Sigma-Aldrich Corporation

Tate & Lyle — ADR

Article 4. Termination Provisions

Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Article 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of death, retirement on or after (a) age 65, (b) age 62 with a minimum of 5 years of employment or service with the Company or (c) age 55 with a minimum of 10 years of employment or service with the Company) or the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Award which would have been paid to such Participant for such Performance Period as long as the termination of employment occurred in years two or three of the Performance Period.

Upon termination of employment prior to the end of the Performance Period under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Award which would have been paid to the Participant for such Performance Period.

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall, except as otherwise authorized by the Committee pursuant to the preceding paragraph, be forfeited to and cancelled by the Company.

Article 5. Dividends

The Participant shall have no right to any dividends which may be paid with respect to shares of Common Stock until any such shares are paid to the Participant following the completion of the Performance Period.

Article 6. Form and Timing of Payment of Performance Shares

(a)	The payment of the Award shall be paid to the Participant no later than two and one-half months after the end of the Performance Period. Payment of the Performance Shares awarded shall be made subject to the following:

(i)	The Participant shall have no rights with respect to the Award until such Award shall be paid to such Participant.

(ii)	If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee, in its sole discretion, determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)	Performance Shares awarded, if any, will only be paid out in shares of Common Stock. Notwithstanding the foregoing, if the Participant is resident or employed outside of the United States, the Company may, in its sole discretion, settle the Award in the form of a cash payment to the extent settlement in shares of Common Stock: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for the Participant or the Company; or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the Performance Shares in the form of shares of Common Stock but require the Participant to sell such shares immediately or within a specified period following the Participant’s termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

(c)	The Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form by filing such written election with the Senior Vice President of Human Resources of the Company no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A and/or other applicable laws. Deferrals may only be made into the Ingredion Incorporated phantom unit investment option under the Ingredion Incorporated Supplemental Executive Retirement Plan or a successor to that investment option.

Article 7. Nontransferability

Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Income Tax and Social Insurance Contribution Withholding

Prior to the issuance or delivery of any shares of Common Stock in settlement of the Performance Shares, the Company or the Subsidiary or affiliate that employs the Participant (the “Employer”) (if applicable) shall have the right to require the Participant to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Performance Shares. Such obligation shall be satisfied either:

(a)	by the Company by withholding whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Performance Shares (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation; or

(b)	by the Participant by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value, determined as of the Tax Date, in excess of the amount determined by applying the minimum statutory withholding rate (as determined by the Company in good faith and in its sole discretion). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the Participant shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the shares of Common Stock issued upon settlement of the Award, and (ii) do not commit to structure the terms of the Award (or any aspect of the Performance Shares) to reduce or eliminate the Participant’s liability for Tax-Related Items.

Article 9. Participant Data Privacy

The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company (and/or the Employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, residence registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor. These third party recipients may be located in the Participant’s country or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact Corporate Human Resources.

Article 10. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 11. Clawback Policy

This Agreement and the Performance Shares are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

Article 12. Miscellaneous

(a)	Change in Control. In the event of a Change in Control, the Performance Period will be deemed to have ended, and the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan. Such deemed earned Performance Shares shall be paid out as soon as practicable.

(b)	Continuation of Employment. The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company or the Employer (as the case may be). The right and power of the Company and / or the Employer to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.

(c)	Nature of the Award. In accepting the Award, the Participant acknowledges that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (2) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (3) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (4) the Participant’s participation in the Plan is voluntary; (5) the Performance Shares and any shares of Common Stock subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (6) the grant of Performance Shares is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (7) in the event that the Participant is an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or Subsidiary that is the Participant’s employer; (8) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (9) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the shares of Common Stock and the Participant irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; and (10) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive Performance Shares and/or Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, the Participant’s right to earn the Performance Shares after such termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law.

(d)	Application of the Law. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	Amendments to Conform to Law. Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(f)	Right to Amend or Terminate Agreement. With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(g)	Governing Law. To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

(h)	Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

(h)	Not a Public Offering in Non-U.S. Jurisdictions. If the Participant is resident or employed outside of the United States, neither the grant of the Performance Shares under the Plan nor the issuance of the underlying shares of Common Stock is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

(i)	Insider Trading/Market Abuse Laws. The Participant’s country of residence may have insider trading and/or market abuse laws that may affect the Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times the Participant is considered to have “inside information” (as defined in the laws in the Participant’s country). These laws may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant is advised to speak to the Participant’s personal advisor on this matter.

(j)	Compliance with Local Law. If the Participant is resident or employed outside of the United States, as a condition to the grant of the Award, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(k)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents be electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

(l)	English Language. If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English. If the Participant has received the Agreement, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(m)	Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, the Performance Shares shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Addendum shall constitute part of this Agreement.

(n)	Additional Requirements. The Company reserves the right to impose other requirements on the Performance Shares, any shares of Common Stock acquired pursuant to the Performance Shares, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of                          20    .

Ingredion Incorporated

By:
Diane Frisch

Title:	Senior Vice President, Human Resources

EXECUTIVE:

*        *        *         *        *

Ingredion Incorporated

Addendum to the 20     Performance Share Award Agreement

In addition to the terms of the Plan and the Agreement, the Performance Shares are subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Article 12(m) of the Agreement, if the Participant transfers residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

AUSTRALIA

Shareholder Approval Requirement. To the extent the Participant is an individual whose termination benefits are subject to Sections 200 to 200J of the Corporations Act 2001, the Award is contingent upon the Company’s satisfaction of the shareholder approval requirements thereunder. To the extent the Company does not or is unable to satisfy such requirements, the Participant’s Award will be null and void, and the Participant will not have any claims against the Company to receive any payment or other benefits in lieu of the Award.

CANADA

1. Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the Participant’s Award shall be settled only in shares of Common Stock (and may not be settled in cash).

2. Use of English Language. The Participant acknowledges and agrees that it is the Participant’s express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Le Participant reconnaît et accepte que ce est la volonté expresse du participant que le présent accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

CHILE

Private Placement. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Performance Shares hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

FRANCE

Use of English Language. The Participant acknowledges and agrees that it is the Participant’s express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Le Participant reconnaît et accepte que ce est la volonté expresse du participant que le présent accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

MEXICO

1. Commercial Relationship. The Participant expressly recognizes that participation in the Plan and the Company’s grant of Performance Shares does not constitute an employment relationship between the Participant and the Company. The Participant has been granted the Performance Shares as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs the Participant, and the Company’s local affiliate in Mexico is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes the Plan and the benefits the Participant may derive from participation in the Plan does not establish any rights between the Participant and the Company’s affiliate in Mexico that employs the Participant, (b) the Plan and the benefits the Participant may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs the Participant, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company’s affiliate in Mexico that employs the Participant.

2. Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of this Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. This Award is not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

SINGAPORE

Securities Law Information. The grant of the Award under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that, as a result, the Award is subject to section 257 of the SFA and the Participant will not be able to make: (a) any subsequent sale of the shares of Common Stock underlying the Award in Singapore; or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1. Withholding Taxes. The following provision supplements Article 8 of the Agreement:

By accepting the Award, the Participant agrees to notify the Employer of the amount of any gain realized upon payment of the Performance Shares. If the Participant fails to advise the Employer of the gain realized upon payment of the Performance Shares, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

2. Exchange Control Obligations. The Participant is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, the Participant should consult the Participant’s legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws.

SOUTH KOREA

Employee Data Privacy. By accepting this Agreement:

1.	The Participant agrees to the collection, use, processing and transfer of Data as described in Article 9 of the Agreement; and

2.	The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Article 9 of the Agreement.

SPAIN

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Award, the Participant acknowledges that the Participant consents to participation in the Plan and has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the Performance Shares under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the Performance Shares are granted on the assumption and condition that the Performance Shares and the shares of Common Stock acquired upon payment of the Performance Shares shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the

Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above. Thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Award shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the Performance Shares, subject to Article 4 of the Agreement, as of the date the Participant ceases active employment, the Award will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of employment on the Participant’s Award.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provision supplements Article 8 of the Agreement:

If payment or withholding of the income tax due in connection with the Performance Shares is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax paid by the Employer shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Article 8 of the Agreement. Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant shall not be eligible for a loan from the Company or the Employer to cover the income tax liability. In the event that the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant by the Due Date, the payment of any uncollected income tax and employee national insurance contributions (“NICs”) by the Employer may constitute a benefit to the Participant (the “Tax Benefit”) on which additional income tax and NICs will be payable. If the Participant is a director or executive officer of the Company, the Participant will be responsible for paying and reporting any income tax due on the Tax Benefit directly to HMRC under the self-assessment regime, and the Employer will hold the Participant liable for the Tax Benefit and the cost of any employee NICs due on the Tax Benefit that the Company or the Employer was obligated to pay and paid. The Company or the Employer (as applicable) may recover the Tax Benefit and the cost of any such employee NICs from the Participant at any time by any of the means referred to in Article 8 of the Agreement.

2. Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to the Award, whether or not as a result of the termination of the Participant’s employment with the Company or its Subsidiaries or affiliates for any reason whatsoever (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Performance Shares, the Participant shall be deemed irrevocably to have waived any such entitlement.

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